Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

Ormat closes acquisition of U.S. geothermal

RENO, Nev. April 24, 2018, Ormat Technologies, Inc. (NYSE: ORA) announces that it has closed the previously announced acquisition of U.S. Geothermal, Inc. (NYSE:HTM) for a total consideration of approximately $110 million, comprising approximately $106 million funded in cash by the Company to acquire the outstanding shares of common stock of USG, and approximately $4 million, funded from available cash of USG, to cash-settle outstanding in the money options to acquire outstanding shares of USG.

As a result of the acquisition, Ormat now owns and operates U.S. Geothermal's three power plants at Neal Hot Springs, Oregon, San Emidio, Nevada and Raft River, Idaho with a total net generating capacity of approximately 38 MW. In addition, Ormat now owns development assets held by US Geothermal, which include a project at the Geysers, California; a second phase project at San Emidio, Nevada; a greenfield project in Crescent Valley, Nevada; and the El Ceibillo project located near Guatemala City, Guatemala.

The operating assets sell power under existing power purchase agreements at favorable price terms for the electricity, with an aggregated contract capacity of 55 MW. Ormat plans to improve the acquired operating assets and implement synergies and cost reductions which are expected to improve profitability of the operating projects by approximately 50% during 2019.

Ormat has put in place a comprehensive integration plan to assure continuous operation of U.S. Geothermal's assets. The Company is pleased to retain a number of U.S. Geothermal employees and welcome them to Ormat.

“The acquisition of U.S. Geothermal expands our geothermal portfolio and our prospect inventory. We see many opportunities to improve efficiency and capacity over the next couple of years,” said Isaac Angel, CEO of Ormat Technologies. “As a leading vertically integrated geothermal company, we expect the integration will be seamless. We are certain that together with the skilled employees that we will retain we can achieve great accomplishment and improve the profitability of these operations and demonstrate the accretive value of this acquisition in the near term.”

The Company anticipates that the acquisition of U.S. Geothermal, Inc. will be additive to its electricity segment 2018 revenue in the amount of approximately $23 million and will reflect approximately $13 million in incremental EBITDA and Adjusted EBITDA1. The expected EBITDA and Adjusted EBITDA attributable to the non-controlling interest is approximately $4 million.

On May 7, 2018, the Company will issue financial results for the first quarter of 2018, at which time it will provide a more comprehensive update on full year 2018 guidance inclusive of this acquisition.

1The Company is unable to provide a corresponding GAAP equivalent for its EBITDA and Adjusted EBITDA.  In providing Adjusted EBITDA, the Company notes that there could be differences between expected reported GAAP net income and estimated GAAP net income for matters such as, but not limited to (i) unrealized gains or losses related to derivative transactions; (ii) unrealized foreign currency gains or losses; (iii) gains or losses and associated benefits and costs due to disposition and acquisition of business interests, including the tax impact of the repatriation of proceeds from sales in foreign jurisdictions; (iv) losses due to impairments; (v) gains, losses and expenses related to prepayment of debt and (vi) tax benefit or expense related to effects of the recently-enacted U.S. tax law reform.

ORMAT TECHNOLOGIES, INC. 6225 Neil Road Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal Company and the only vertically integrated Company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 770 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,500 MW of gross capacity. Ormat’s current approximately 800 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, Honduras, Indonesia and Kenya. In March 2017, Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary, a Philadelphia-based Company with nearly a decade of expertise and leadership in energy storage, demand response and energy management.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations (including statements about plans to improve the acquired operating assets, synergies, cost reductions and profitability and the statements about increased revenue and incremental EBTIDA and Adjusted EBITDA expected to result from the acquisition) and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Form 10-K filed with the SEC on March 16, 2018.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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